Exhibit 10.7

A.T. Cross Company
Incentive Compensation Plan - 2005

Introduction
The following Incentive Plan (the "Plan") will be implemented for 2005. The purpose of the Plan is to drive participants towards achievement of corporate goals and to motivate, retain and reward participants. For 2005, the Plan will calculate incentive awards for all participants based on achieving annual corporate financial and individual objectives. For 2005, the corporate financial objective will be a combination of operating income before taxes (OIBT) and net sales targets. All other performance objectives and weighting of the corporate and individual bonus segments will be determined based on individual responsibilities (including but not limited to net sales, profit, programs and/or projects) and agreed upon by the President and CEO with the appropriate Vice President.

Performance Measures
OIBT is the primary driver of the award. The corporate incentive award will be established based on a funding matrix (example below) considering both OIBT and net sales.

The corporate incentive pool is created when certain levels of OIBT and net sales are achieved. The individual incentive pool is created when any individual objective is achieved. Based on the level of achievement, and considering the funding matrix, the pool will be created by multiplying the corporate payout multiple from the matrix for the achievement level by the base pay of participants and then by the target bonus level of participants.
Corporate Incentive Pool = Base Pay of Participants X Target Awards of Participants X Weighting of Corporate Segment of Participants X Payout Multiple Example Only
		Worldwide Revenue Achievement of Plan
		0 to $200	$200-$400	$400-$600	$600 +

Pre-Bonus	Less than $15MM	0%	0%	0%	0%	Percent
OIBT	$15MM - $25MM	50%	60%	70%	80%	Of
Achievement	$25MM - $35MM	80%	90%	100%	110%	Pool
of Plan	$35 MM +	110%	120%	130%	150%	Funded

Each individual objective will be evaluated on the following scale.
Modifier for Achievement of Individual Objectives

Objective Rating	Multiplier
Did Not Achieve	0.00
Achieved Most Results	0.50
Achieved All Results	1.00
Exceeded Some Results	1.20
Exceeded All	1.40

The Exceeded All rating will be reserved for use by the President/CEO and responsible Vice President. The ratings on each objective will be multiplied by the cash value of the individual objective and then totaled to calculate the individual objective bonus amount.

Eligibility
All executives and exempt staff with base pay greater than $60,000 who are actively employed on December 31st of the plan year are eligible to participate. The eligibility criteria are based on competitive market review.

Target Bonus Levels
Target bonus incentives will be expressed as a percentage of base salary earned during the year. Targets will be based on market data regarding competitive compensation levels. Minimum and maximum incentive levels will be determined by the size of the corporate incentive pool and performance on business unit/territory/region and individual/other goals. Incentive levels at threshold achievement will be approximately 50 percent of target and approximately 150 percent at maximum levels of achievement.

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	Base Salary Range ($000)	Incentive Target Salary (as a % of base)

Level A	$170 - $250	35%
Level B	$130 - $170	25%
Level C	$100 - $130	20%
Level D	$80 - $100	15%
Level E	$60 - $80	10%

Payout of Plan Awards
Annual Incentive Awards will be distributed as soon as is practicable after the close of the fiscal year. Awards, if earned, will be a percent of base salary paid for such fiscal year. Base salary does not include any bonus payable under this Plan or any other incentive plan, any life insurance premiums, special compensation, pension benefits, profit sharing trust or Crossaver savings plan matching allocations.

Changes in Employment Status
Employees who are participants in the Plan for only part of a fiscal year may participate in the Plan for the period or periods of membership on a pro rata basis. Bonuses will be prorated for employees who participate in more than one bonus level during the year, considering all bonus levels. However, participants must be actively employed by the Company as of December 31 to be eligible for incentive awards relating to that year.

Disability or Death
For participants who become disabled (i.e., eligible for Company LTD benefits) or die while a member of the Plan, awards will be determined in a prorated manner to reflect the period of time the participant was an active member of the Plan. Payout will be made - at the time the normal payout would have been made - to the participant or participant's beneficiary(ies) if on file; otherwise, payment will be made to the participant's estate.

Administration
The Compensation Committee of the Board of Directors of A. T. Cross Company, whose decisions in all matters will be final, will administer the Plan. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the Plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, selection for participation in any one year does not necessarily guarantee participation in future years. No member of the Compensation Committee shall have any personal liability in connection with the administration of the Plan.

Definitions

Operating Income Before Taxes (OIBT)
OIBT is defined as the pretax operating income excluding any adjustment for LIFO inventories, restructuring or other non-recurring items and before allowance for bonus payment under this plan. The corporate target will be approved by the Board of Directors considering the annual operating plan.

Net Sales
Net sales is defined as gross sales of the unit, less returns and allowances, cash discounts, and rebates.

Corporate Targets
Corporate targets include operations of A.T. Cross Company and subsidiaries, branches and divisions as of January 1, 2005 including cross retail ventures.

International Calculations
Participants who are located internationally will have their targets and actual results determined utilizing budgeted exchange rates. By utilizing budgeted exchange rates, there will be neither a favorable or unfavorable impact as a result of fluctuations in foreign exchange. Also, participants who operate in a single country will be measured using local currency, while participants who operate in multiple countries will be measured in United States dollars (utilizing budgeted exchange rates) on a consolidated basis.

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